Novocure Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Company Update

Full year 2023 net revenues of $509 million and fourth quarter net revenues of $134 million

PMA application for TTFields in NSCLC accepted for review by U.S. Food and Drug Administration

Enrollment completed in phase 3 TRIDENT trial studying the use of TTFields therapy and concomitant radiation for the treatment of newly diagnosed GBM

ROOT, Switzerland – Novocure (NASDAQ: NVCR) today reported financial results for the quarter and full year ended December 31, 2023. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“In 2023, we reached many milestones in our commercial, clinical and product development programs,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Our launch in France is off to a strong start and globally we finished the year with 9% year-over-year growth in active patients.

“Our LUNAR phase 3 clinical trial in non-small cell lung cancer met its primary endpoint and we submitted marketing applications to the regulatory bodies in our key markets,” continued Mr. Danziger. “We also completed enrollment of three additional phase 3 trials – METIS, PANOVA-3, and most recently, TRIDENT. Finally, we successfully introduced our next generation arrays in several European markets and we have filed for regulatory approval to launch in the U.S. I am incredibly proud of our colleagues’ achievements in 2023 and look forward to an exciting 2024.”

“2024 will be a pivotal year for Novocure,” said William Doyle, Novocure’s Executive Chairman. “We are laser-focused on achieving three core objectives – growing our GBM business, launching TTFields therapy in non-small cell lung cancer, and delivering the promise of our clinical trial and product development pipelines. Achieving our goals should position Novocure for sustained success for years to come.”

Financial updates for the full year and fourth quarter ended December 31, 2023:
•Total net revenues for the year were $509.3 million, a decrease of 5% year-over-year. This decrease resulted primarily from $48 million in reduced collections from denied or appealed claims in the U.S., which were largely exhausted in 2022. We expect future net revenue to more closely reflect core drivers of net revenue: number of active patients on therapy, duration of therapy, and net realized price per month.
•Total net revenues for the quarter were $133.8 million, an increase of 4% year-over-year.

•The United States, Germany and Japan contributed $91.3 million, $14.7 million, and $7.6 million in quarterly net revenues, respectively, with our other active markets contributing $15.9 million.
•Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.4 million.
•Gross margin for the quarter was 76%.Gross margin was impacted by increased investments in patient support capacity and the rollout of our next generation arrays. In time, we expect these impacts to be offset by increased active patient counts as well as improved efficiencies and scale within our supply chain as we optimize manufacturing for our new arrays.
•Research, development and clinical studies expenses for the quarter were $54.3 million, a decrease of 1% from the same period in 2022. Clinical trial expenses can fluctuate quarter-to-quarter dependent upon the number of clinical trials actively underway, amount of clinical research organization services delivered and clinical materials procured.
•Sales and marketing expenses for the quarter were $59.2 million, an increase of 19% from the same period in 2022. This primarily reflects increased costs associated with geographic expansion and pre-launch activities intended to increase awareness of TTFields therapy in anticipation of our launch in non-small cell lung cancer (NSCLC).
•General and administrative expenses for the quarter were $39.4 million, an increase of 4% from the same period in 2022.
•Net loss for the quarter was $47.1 million with loss per share of $0.45.
•Adjusted EBITDA* for the quarter was $(31.6) million.
•Cash, cash equivalents and short-term investments were $910.6 million as of December 31, 2023.
Operational updates for the fourth quarter ended December 31, 2023:
•1,564 prescriptions were received in the quarter, an increase of 14% year-over-year. Prescriptions from the United States, Germany and Japan contributed 960, 217 and 105 prescriptions, respectively, with the remaining 282 prescriptions received in our other active markets.
•As of December 31, 2023, there were 3,755 active patients on therapy, an increase of 9% year-over-year. Active patients from the United States, Germany and Japan contributed 2,162, 525 and 375 active patients, respectively, with the remaining 693 active patients contributed by our other active markets.

Quarterly updates and achievements:
•In December, Novocure submitted a Premarket Approval (PMA) application to the U.S. Food and Drug Administration (FDA) seeking approval for the use of TTFields therapy together with standard therapies for the treatment of NSCLC, following progression on or after platinum-based therapy. In January, the FDA accepted the application for filing and it is now under substantive review as of December 15, 2023. Novocure also has active regulatory submissions under review in the European Union and Japan.
•In December 2023, Novocure submitted a PMA supplement to the FDA for Optune Gio® next generation arrays for newly diagnosed glioblastoma.

•In January, Novocure completed enrollment in the phase 3 TRIDENT clinical trial evaluating the efficacy of initiating Optune Gio use concurrent with radiation therapy and temozolomide for the treatment of adult patients with newly diagnosed GBM. Patients will be followed for a minimum of 24 months with data anticipated in 2026.
•In January, Novocure announced the appointment of Dr. Nicolas Leupin to the role of Chief Medical Officer. Dr. Leupin joins Novocure with an established track record of leadership and innovation in the biopharmaceutical sector, built upon extensive experience as a practicing medical oncologist and educator.

Anticipated clinical milestones:
•Top-line data from the phase 3 METIS clinical trial in brain metastases (late Q1 2024)
•Top-line data from the phase 3 PANOVA-3 clinical trial in locally advanced pancreatic cancer (Q4 2024)
•Data from the phase 3 TRIDENT clinical trial in newly diagnosed glioblastoma (2026)

Conference call details
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2023 financial results at 8:00 a.m. EST today, Thursday, February 22, 2024. To access the conference call by phone, use the following conference call registration link,and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast and earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2024, and subsequent flings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three Months Ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net revenues	$133,784	$128,429	$509,338	$537,840
Cost of revenues	32,556	28,888	128,280	114,867
Gross profit	101,228	99,541	381,058	422,973

Operating costs and expenses:
Research, development and clinical studies	54,308	54,820	223,062	206,085
Sales and marketing	59,188	49,629	226,809	173,658
General and administrative	39,448	38,070	164,057	132,753
Total operating costs and expenses	152,944	142,519	613,928	512,496

Operating income (loss)	(51,716)	(42,978)	(232,870)	(89,523)
Financial (expenses) income, net	13,182	10,420	41,130	7,677

Income (loss) before income tax	(38,534)	(32,558)	(191,740)	(81,846)
Income tax	8,545	4,745	15,303	10,688
Net income (loss)	$(47,079)	$(37,303)	$(207,043)	$(92,534)

Basic and diluted net income (loss) per ordinary share	$(0.45)	$(0.36)	$(1.95)	$(0.88)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	106,983,693	105,026,945	106,391,178	104,660,476

Consolidated Balance Sheets
USD in thousands (except share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$240,821	$115,326
Short-term investments	669,795	854,099
Restricted cash	1,743	508
Trade receivables, net	61,221	86,261
Receivables and prepaid expenses	22,677	25,959
Inventories	38,152	29,376
Total current assets	1,034,409	1,111,529
Long-term assets:
Property and equipment, net	51,479	32,678
Field equipment, net	11,384	12,684
Right-of-use assets	34,835	23,596
Other long-term assets	14,022	11,161
Total long-term assets	111,720	80,119
Total assets	$1,146,129	$1,191,648

Consolidated Balance Sheets
USD in thousands (except share data)

	December 31,
	2023	2022
Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$94,391	$85,197
Other payables, lease liabilities and accrued expenses	84,724	73,580
Total current liabilities	179,115	158,777
Long-term liabilities:
Long-term debt, net	568,822	565,509
Deferred revenues	—	2,878
Employee benefit liabilities	8,258	4,404
Long term leases	27,420	18,762
Other long-term liabilities	18	148
Total long-term liabilities	604,518	591,701
Total liabilities	783,633	750,478
Commitments and contingencies
Shareholders’ equity:
Share capital -
Ordinary shares - No par value, Unlimited shares authorized; Issued and outstanding: 107,075,754 shares and 105,049,411 shares at December 31, 2023 and December 31, 2022 respectively;	—	—
Additional paid-in capital	1,353,468	1,222,063
Accumulated other comprehensive loss	(5,469)	(2,433)
Accumulated deficit	(985,503)	(778,460)
Total shareholders’ equity	362,496	441,170
Total liabilities and shareholders’ equity	$1,146,129	$1,191,648

Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended December 31,			Twelve months ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net income (loss)	$(47,079)	$(37,303)	26%	$(207,043)	$(92,534)	124%
Add: Income tax	8,545	4,745	80%	$15,303	$10,688	43%
Add: Financial expenses (income), net	(13,182)	(10,420)	27%	$(41,130)	$(7,677)	436%
Add: Depreciation and amortization	2,723	2,700	1%	$10,969	$10,624	3%
EBITDA	$(48,993)	$(40,278)	22%	$(221,901)	$(78,899)	181%
Add: Share-based compensation	17,438	29,782	(41)%	$115,608	$106,955	8%
Adjusted EBITDA	$(31,555)	$(10,496)	201%	$(106,293)	$28,056	(479)%

Investors & Media:
Ingrid Goldberg
610-723-7427
investorinfo@novocure.com
media@novocure.com